NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FOURTH QUARTER AND ANNUAL FISCAL 2009 RESULTS; IMPROVING PROFITABILITY, GUEST COUNTS AND SAME-RESTAURANT SALES TRENDS CONTINUED

MARYVILLE, TN – July 7, 2009 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.28 on net income of $14.4 million for the Company’s fourth quarter of fiscal 2009, which ended on June 2, 2009. This compares to diluted earnings per share of $0.27 on net income of $13.9 million for the fourth quarter of the prior year.

Same-restaurant sales for the fourth quarter decreased 3.2% and 6.9% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively. Guest traffic at Company-owned same-restaurants was positive in the quarter.

For the fiscal year ended June 2, 2009, the Company reported a diluted loss per share of $0.35 on a net loss of $17.9 million as compared to earnings per share of $0.51 on net income of $26.4 million for fiscal 2008. The fiscal 2009 loss includes after-tax charges for restaurant closures and impairments and the impairment of goodwill that totaled $0.92 per share or $47.2 million.

Sandy Beall, Founder and CEO, commented on the fiscal year results, saying, “Fiscal 2009 was the most challenging year in our Company’s 37 year history. I am proud of the way our team members met those challenges and were able to stabilize our trends and begin to improve our performance relative to that of others in our industry. Our key accomplishments for the year were to:

•	Slow the rate of decline in same-restaurant sales to 3.2% in the fourth quarter, from 6.8% in the third quarter and 10.8% in the first half;
•	Achieve positive guest traffic in the fourth quarter;
•	Improve our sales and guest traffic performance relative to our peers as measured by Knapp Track;

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July 7, 2009

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•

Reduce our cost structure by a projected $45-50 million annualized, more than offsetting our investments in value through our menu upgrades and marketing initiatives, as well as inflationary and other cost increases;

•	Maintain positive free cash flow and pay down of $112 million of debt during the year;
•	Maintain quality restaurant operations as indicated by continued high guest satisfaction scores and very low team turnover.

“Although pleased with our recent sales trends, we are far from satisfied. Looking to our current fiscal year, our corporate strategies are to maintain a continued focus on and execution of our 2009 strategies and carry the momentum generated by our cost-savings and marketing initiatives in the second half of fiscal 2009 through the new fiscal year. The following are our key priorities: get customers in seats, increasing restaurant traffic and sales; maximize cash flow and use that cash flow to reduce debt; further strengthen our brand through quality – serving high-quality food, providing gracious hospitality, and offering compelling value. While the environment remains uncertain, we are confident in our strategies, our team, and its ability to execute our operating standards.”

Quarterly Highlights

Fourth quarter fiscal 2009 same-restaurant sales were:

	March	April	May	Fourth Quarter
Company-Owned	-1.3%	-6.0%	-2.8%	-3.2%
Domestic Franchise	- 4.7%	- 10.5%	- 6.3%	- 6.9%

Other highlights for the 13-week fourth quarter:

•

Total revenue decreased 7.1% from the same period of the prior year primarily because of the decline in same-restaurant sales and a net decrease of 49 restaurants from the same quarter of the prior year largely reflecting the closure of 43 restaurants in the third quarter of fiscal 2009.

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•	The Company acquired one Ruby Tuesday restaurant from a franchisee in Texas and did not open or close any restaurants during the quarter.
•	Domestic and international franchisees opened four new Ruby Tuesday restaurants during the quarter and closed five including the one acquired by the Company.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $96,592,117 and $100,167,000 for the fourth quarter of fiscal 2009 and 2008, respectively.

•	Total capital expenditures were $3.0 million for the quarter.
•	Debt was reduced by $32 million.
•	The Company had 52.8 million shares of common stock outstanding at the end of the quarter.

Fiscal Year 2009 Highlights

•	Total revenue decreased 8.2% from the prior year.
•	Same-restaurant sales for the fiscal year decreased 7.9% and 6.6% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively.
•	The Company opened four new Ruby Tuesday restaurants, acquired one restaurant from a franchisee and closed 54 restaurants, one of which was converted to a Wok Hay.
•	Domestic and international franchisees opened 19 new Ruby Tuesday restaurants and closed 14 including the one acquired by the Company.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $383,738,403 and $411,968,000 for fiscal 2009 and 2008, respectively.

•	Total capital expenditures were $17.2 million for fiscal year 2009.
•	Debt was reduced by $112 million.

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Fiscal Year 2010 Guidance

•

New restaurant development -- We do not plan to open any Company-owned restaurants in fiscal 2010 and expect to close approximately 14 as part of our previously announced plan to close 30 restaurants over time when their leases expire. We project our franchisees will open 6 restaurants, 5 of which will be international.

•	Same-restaurant sales -- We estimate same-restaurant sales for the year will be in the range of down 2.5-3.5%.
•

Restaurant operating margins are anticipated to be down reflecting the impact of our marketing strategy of compelling value and its impact on food costs and some loss of leverage from the anticipated decline in same-restaurant sales. The actual cost of our food products is expected to remain favorable compared with the prior year.

•

Other expenses. Depreciation is projected in the $62-65 million range and selling, general, and administrative expenses are targeted to be down in the low to mid teens from a year earlier. Interest expense is projected to be $23-25 million and the tax rate is estimated to be 10-20%. Fully diluted shares outstanding are estimated to be approximately 52 million for the year.

•	Diluted earnings per share for the year are projected to be in the $0.50-0.65 range.
•	Capital expenditures are estimated to be $17-20 million.

In closing, Mr. Beall said, “Despite the difficult environment, our restaurant operations remained strong throughout the year reflecting our commitment to our core operating strategies of Uncompromising Freshness and Quality, Gracious Hospitality, Fresh New Look, and Compelling Value. Our Guest Satisfaction Index scores continue to reflect solid ratings and our entire team is dedicated to maintaining and improving them in fiscal 2010.

“We remain highly focused on the priorities I mentioned earlier – getting people in seats, maximizing cash flow and reducing debt to strengthen our balance sheet, and further strengthen our brand through the consistent application of our brand strategies. It will be through the intense focus on and consistent application of these priorities and strategies that we will further rebuild shareholder value.”

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A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, Puerto Rico, Guam, and 13 foreign countries. As of June 2, 2009, the Company-owned and operated 672 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 173 and 56 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Steve Rockwell	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and our strategy to obtain the equivalent of an investment-grade bond rating), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes and remodeled restaurants; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; costs and availability of food and beverage inventory; our ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2009
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			52 Weeks		52 Weeks
	Ended		Ended			Ended		Ended
	June 2,	Percent	June 3,	Percent	Percent	June 2,	Percent	June 3,	Percent	Percent
	2009	of Revenue	2008	of Revenue	Change	2009	of Revenue	2008	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 315,077	99.3	$ 338,309	99.1		$ 1,239,104	99.2	$ 1,346,721	99.0
Franchise revenue	2,178	0.7	3,042	0.9		9,452	0.8	13,583	1.0
Total revenue	317,255	100.0	341,351	100.0	(7.1)	1,248,556	100.0	1,360,304	100.0	(8.2)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	93,053	29.5	91,722	27.1		349,362	28.2	370,693	27.5
Payroll and related costs	101,900	32.3	112,274	33.2		421,023	34.0	446,910	33.2
Other restaurant operating costs	60,691	19.3	66,763	19.7		256,063	20.7	269,414	20.0
Depreciation and amortization	17,592	5.6	20,824	6.2		74,973	6.1	93,845	7.0
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	62	0.0	36	0.0		(52)	0.0	288	0.0
Selling, general and administrative, net	14,821	4.7	26,784	7.8		82,167	6.6	114,403	8.4
Closures and impairments	1,503	0.5	1,821	0.5		55,003	4.4	6,165	0.5
Goodwill impairment						18,957	1.5
Equity in (earnings)/losses of unconsolidated franchises	(462)	(0.1)	(41)	0.0		(14)	0.0	3,535	0.3
Total operating costs and expenses	289,160		320,183			1,257,482		1,305,253

Earnings/(Loss) before Interest and Taxes	28,095	8.9	21,168	6.2	32.7	(8,926)	(0.7)	55,051	4.0	(116.2)

Interest expense, net	6,470	2.0	7,524	2.2		33,940	2.7	31,352	2.3

Pre-tax Profit/(Loss)	21,625	6.8	13,644	4.0	58.5	(42,866)	(3.4)	23,699	1.7	(280.9)

Provision/(benefit) for income taxes	7,179	2.3	(286)	(0.1)		(24,948)	(2.0)	(2,678)	(0.2)

Net Income/(Loss)	$ 14,446	4.6	$ 13,930	4.1	3.7	$ (17,918)	(1.4)	$ 26,377	1.9	(167.9)

Earnings/(Loss) Per Share:
Basic	$ 0.28		$ 0.27		3.7	$ (0.35)		$ 0.51		(168.6)
Diluted	$ 0.28		$ 0.27		3.7	$ (0.35)		$ 0.51		(168.6)

Shares:
Basic	51,403		51,381			51,395		51,572
Diluted	51,403		51,420			51,395		51,688

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2009
(Amounts in thousands)

	June 2,	June 3,
CONDENSED BALANCE SHEETS	2009	2008
Assets
Cash and Short-Term Investments	$9,760	$16,032
Accounts and Notes Receivable	8,095	10,515
Inventories	21,025	21,323
Income Tax Receivable	8,632	7,708
Deferred Income Taxes	15,918	4,525
Assets Held for Sale	16,120	24,268
Prepaid Rent and Other Expenses	13,423	20,538

Total Current Assets	92,973	104,909

Property and Equipment, Net	985,099	1,088,356
Goodwill, Net		18,927
Notes Receivable, Net	713	1,884
Other Assets	45,411	57,861

Total Assets	$1,124,196	$1,271,937

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$16,841	$17,301
Other Current Liabilities	97,158	97,852
Long-Term Debt, including Capital Leases	476,566	588,142
Deferred Income Taxes	20,706	27,422
Deferred Escalating Minimum Rents	41,010	42,450
Other Deferred Liabilities	55,549	67,252

Total Liabilities	707,830	840,419

Shareholders' Equity	416,366	431,518

Total Liabilities and
Shareholders' Equity	$1,124,196	$1,271,937